EXHIBIT 99.1

HEICO Corporation Reports Record Sales and Strong Earnings for the Second Quarter of Fiscal 2012; Fiscal 2012 Full Year Sales and Net Income Estimates Raised

2nd Quarter Net Income Up 13% on 17% Increase in Net Sales

HOLLYWOOD, Fla. and MIAMI, May 22, 2012 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 13% to $19,043,000, or 36 cents per diluted share, for the second quarter of fiscal 2012, up from $16,830,000, or 32 cents per diluted share, for the second quarter of fiscal 2011. For the first six months of fiscal 2012, net income increased 13% to a record $38,228,000, or 72 cents per diluted share, up from $33,904,000, or 64 cents per diluted share, for the first six months of fiscal 2011.

All per share information has been adjusted retrospectively to reflect a 5-for-4 stock split distributed by the Company in April 2012.

Operating income increased 14% to $37,601,000 in the second quarter of fiscal 2012, up from $32,913,000 in the second quarter of fiscal 2011 and approximated the record operating income reported in the first quarter of fiscal 2012. For the first six months of fiscal 2012, operating income increased 15% to a record $75,233,000, up from $65,285,000 in the first six months of fiscal 2011. Our consolidated operating margin equaled 17.4% and 17.5% in the second quarter and first six months of fiscal 2012, respectively, as compared to 17.8% and 18.2% in the second quarter and first six months of fiscal 2011, respectively.

Net sales increased 17% to a record $216,314,000 in the second quarter of fiscal 2012, up from $184,486,000 in the second quarter of fiscal 2011. For the first six months of fiscal 2012, net sales increased 20% to a record $428,969,000, up from $358,705,000 in the first six months of fiscal 2011.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commenting on the Company's second quarter results stated, "We are very pleased to report record quarterly highs in consolidated net sales for our second quarter of fiscal 2012 on the strength of record all-time net sales within our Electronic Technologies Group and continued strong net sales within our Flight Support Group. Additionally, our second quarter results mark the ninth consecutive quarter of sequential net sales growth.

As expected, our cash flow was very strong in the second quarter of fiscal 2012, with cash flow provided by operating activities totaling $47.6 million. For the first six months of fiscal 2012, cash flow provided by operating activities totaled $45.3 million compared to $51.1 million for the first six months of fiscal 2011. We expect fiscal 2012 cash flow provided by operating activities to remain strong in the second half of fiscal 2012 and approximate $85 - $90 million, which would total $130 - $135 million for the full fiscal year. Capital expenditures were $8.1 million in the first six months of fiscal 2012 compared to $3.8 million in the first six months of fiscal 2011. Capital expenditures in fiscal 2012 are anticipated to approximate $20 - $22 million.

As a result of our strong cash flow, our net debt to shareholders' equity ratio was a low 22.7% as of April 30, 2012, with net debt (total debt less cash and cash equivalents) of $152.5 million principally reflecting the three acquisitions completed during fiscal 2012. We have no significant debt maturities until fiscal 2017 and significant borrowing capacity under our revolving line of credit for acquisition opportunities.

Based on current market conditions, we are increasing our estimates of full year fiscal 2012 year-over-year growth in net sales to 17% – 20% and growth in net income to 12% – 14%, up from our prior growth estimates in net sales of 15% – 18% and in net income of 10% – 12%. We now estimate full year fiscal 2012 operating income to approximate $160 million and depreciation and amortization expense to approximate $30 million. These estimates include the fiscal 2012 acquisitions of Switchcraft, Ramona Research and Moritz Aerospace, but exclude the impact of additional acquisitions, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "We are pleased to report another strong quarter for the Flight Support Group, highlighted by all-time record operating income driven entirely by organic growth.

Net sales of our Flight Support Group increased 5% in the second quarter of fiscal 2012 to $141.0 million, up from $133.8 million in the second quarter of fiscal 2011. The increase in net sales in the second quarter of fiscal 2012 represents organic growth. The organic growth in the Flight Support Group for the second quarter of fiscal 2012 principally reflects increased market penetration from both new and existing product offerings within certain of our industrial product lines and within certain of our aerospace aftermarket parts product lines. Net sales for the first six months of fiscal 2012 increased 10% to a record $279.9 million, up from $254.4 million in the first six months of fiscal 2011. The increase in net sales in the first six months of fiscal 2012 reflects organic growth approximating 7% as well as additional net sales contributed by an acquisition in the first quarter of fiscal 2011. The organic growth in the Flight Support Group for the first six months of fiscal 2012 principally reflects increased market penetration from both new and existing product offerings within certain of our industrial product lines and within certain of our aerospace aftermarket replacement parts product lines and our repair and overhaul services.

Operating income of the Flight Support Group increased 14% to a record $26.6 million for the second quarter of fiscal 2012, up from $23.4 million for the second quarter of fiscal 2011 and increased 19% to a record $52.1 million for the first six months of fiscal 2012, up from $43.8 million for the first six months of fiscal 2011. The increase in operating income in the second quarter and first six months of fiscal 2012 principally reflect both higher sales volumes and improved operating margins.

Operating margins of the Flight Support Group improved to 18.9% for the second quarter of fiscal 2012, up from 17.5% reported for the second quarter of fiscal 2011 and improved to 18.6% for the first six months of fiscal 2012, up from 17.2% for the first six months of fiscal 2011. The improved operating margins in the second quarter and first six months of fiscal 2012 principally reflect higher operating margins within certain of our product lines resulting from the previously mentioned sales growth."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Our all-time high in net sales for the second quarter of fiscal 2012 was driven by continued organic growth and the acquisition of profitable, well-managed businesses.

Net sales of our Electronic Technologies Group increased 48% to a record $76.3 million for the second quarter of fiscal 2012, up from $51.4 million for the second quarter of fiscal 2011 and increased 43% to a record $150.7 million, up from $105.3 million for the first six months of fiscal 2011. The increase in net sales for the second quarter and first six months of fiscal 2012 reflects organic growth approximating 5% and 6%, respectively. The organic growth in the Electronic Technologies Group for both the second quarter and first six months of fiscal 2012 principally reflects continued strength in demand for certain of our defense products. The balance of the increase in net sales for the second quarter and first six months of fiscal 2012 is principally attributed to additional net sales of approximately $22 million and $39 million, respectively, contributed from the acquisitions of 3D Plus in September 2011, Switchcraft in November 2011, Ramona Research in March 2012 and Moritz Aerospace in April 2012.

Operating income of the Electronic Technologies Group increased 12% to $15.3 million for the second quarter of fiscal 2012, up from $13.6 million for the second quarter of fiscal 2011 and increased 8% to $31.5 million, up from $29.2 million for the first six months of fiscal 2012. The increase in operating income for the second quarter and first six months of fiscal 2012 is principally attributed to the operating income contributed by the acquired businesses.

Operating margins of the Electronic Technologies Group decreased to 20.1% for the second quarter of fiscal 2012 compared to 26.6% for the second quarter of fiscal 2011 and decreased to 20.9% for the first six months of fiscal 2012, compared to 27.7% for the first six months of fiscal 2011. The decrease in operating margins for the second quarter and first six months of fiscal 2012 principally reflects the dilutive impact of approximately 5% for both periods from lower operating margins realized by 3D Plus and Switchcraft, which includes the impact of non-cash, acquisition-related amortization of intangible assets and inventory purchase accounting adjustments. Additionally, the decrease in operating margins is attributed to a more favorable product mix in the second quarter and first six months of fiscal 2011.

As discussed last quarter, the lower operating margin realized by 3D Plus is principally attributed to softer demand for certain of its products resulting from the continued economic uncertainty throughout Europe and amortization of intangible assets and inventory purchase accounting adjustments aggregating approximately $1 million per quarter. The lower operating margin realized by Switchcraft is principally attributed to the amortization of intangible assets and inventory purchase accounting adjustments aggregating approximately $2 million per quarter. As we previously reported, variations in product mix and the timing of customer delivery requirements cause the operating margins of the ETG to vary from quarter to quarter. Excluding 3D Plus and Switchcraft, the ETG's operating margins for the second quarter and first six months of fiscal 2012 would have been approximately 25% and 26%, respectively, which is comparable to the ETG's full year operating margins, which normally approximate 25% to 26%."

(NOTE:  HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

As previously announced, HEICO will hold a conference call on Wednesday, May 23, 2012 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 81511914. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 81511914.

There are currently approximately 31.3 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; and HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2012	2011
Net sales	$216,314	$184,486
Cost of sales	141,116	118,115
Selling, general and administrative expenses	37,597	33,458
Operating income	37,601	32,913
Interest expense	(654)	(38)
Other income	177	151
Income before income taxes and noncontrolling interests	37,124	33,026
Income tax expense	12,900	10,900
Net income from consolidated operations	24,224	22,126
Less: Net income attributable to noncontrolling interests	5,181	5,296
Net income attributable to HEICO	$19,043	$16,830

Net income per share attributable to HEICO shareholders: (a)
Basic	$.36	$.32
Diluted	$.36	$.32

Weighted average number of common shares outstanding: (a)
Basic	52,648	52,034
Diluted	53,296	53,103

	Three Months Ended April 30,
	2012	2011
Operating segment information: --
Net sales:
Flight Support Group	$141,026	$133,804
Electronic Technologies Group	76,272	51,372
Intersegment sales	(984)	(690)
	$216,314	$184,486

Operating income:
Flight Support Group	$26,634	$23,405
Electronic Technologies Group	15,317	13,645
Other, primarily corporate	(4,350)	(4,137)
	$37,601	$32,913

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2012	2011
Net sales	$428,969	$358,705
Cost of sales	275,523	228,408
Selling, general and administrative expenses	78,213	65,012
Operating income	75,233	65,285
Interest expense	(1,264)	(92)
Other income	321	206
Income before income taxes and noncontrolling interests	74,290	65,399
Income tax expense	25,600	20,750
Net income from consolidated operations	48,690	44,649
Less: Net income attributable to noncontrolling interests	10,462	10,745
Net income attributable to HEICO	$38,228	$33,904	(b)

Net income per share attributable to HEICO shareholders: (a)
Basic	$.73	$.65	(b)
Diluted	$.72	$.64	(b)

Weighted average number of common shares outstanding: (a)
Basic	52,630	51,867
Diluted	53,290	53,042

	Six Months Ended April 30,
	2012	2011
Operating segment information: --
Net sales:
Flight Support Group	$279,893	$254,445
Electronic Technologies Group	150,743	105,311
Intersegment sales	(1,667)	(1,051)
	$428,969	$358,705

Operating income:
Flight Support Group	$52,141	$43,834
Electronic Technologies Group	31,522	29,183
Other, primarily corporate	(8,430)	(7,732)
	$75,233	$65,285

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)      All share and per share information has been adjusted retrospectively to reflect a 5-for-4 stock split effected in April 2012.

(b)     In December 2010, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended for two years to cover the period from January 1, 2010 to December 31, 2011. As a result, we recognized an income tax credit for qualified research and development activities for the last ten months of fiscal 2010 in the first quarter of fiscal 2011. The tax credit, net of expenses, increased net income attributable to HEICO by approximately $.8 million, or $.02 per diluted share, in the first quarter of fiscal 2011.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2012	October 31, 2011
Cash and cash equivalents	$22,262	$17,500
Accounts receivable, net	114,427	106,414
Inventories, net	187,395	164,967
Prepaid expenses and other current assets	33,126	27,757
Total current assets	357,210	316,638
Property, plant and equipment, net	78,595	67,074
Goodwill	535,257	443,402
Intangible assets, net	153,113	78,157
Other assets	47,340	35,798
Total assets	$1,171,515	$941,069

Current maturities of long-term debt	$318	$335
Other current liabilities	125,029	123,055
Total current liabilities	125,347	123,390
Long-term debt, net of current maturities	174,400	39,823
Deferred income taxes	88,981	58,899
Other long-term liabilities	51,782	33,373
Total liabilities	440,510	255,485
Redeemable noncontrolling interests	59,096	65,430
Shareholders' equity	671,909	620,154
Total liabilities and equity	$1,171,515	$941,069
HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)
	Six Months Ended April 30,
	2012	2011
Operating Activities:
Net income from consolidated operations	$48,690	$44,649
Depreciation and amortization	14,438	8,891
Deferred income tax (benefit) provision	(1,057)	242
Tax benefit from stock option exercises	13,148	7,718
Excess tax benefit from stock option exercises	(12,095)	(6,358)
Stock option compensation expense	1,883	1,128
Decrease (increase) in accounts receivable	777	(3,597)
Increase in inventories	(6,981)	(6,153)
(Decrease) increase in current liabilities	(10,771)	7,135
Other	(2,686)	(2,574)
Net cash provided by operating activities	45,346	51,081

Investing Activities:
Acquisitions, net of cash acquired	(161,357)	(27,936)
Capital expenditures	(8,148)	(3,845)
Other	(136)	3
Net cash used in investing activities	(169,641)	(31,778)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	135,000	(7,000)
Excess tax benefit from stock option exercises	12,095	6,358
Acquisitions of noncontrolling interests	(7,616)	(7,241)
Redemptions of common stock related to stock option exercises	(127)	(5,432)
Distributions to noncontrolling interests	(5,050)	(4,450)
Cash dividends paid	(2,526)	(2,092)
Revolving credit facility issuance costs	(3,028)	—
Proceeds from stock option exercises	275	1,806
Other	297	(125)
Net cash provided by (used in) financing activities	129,320	(18,176)

Effect of exchange rate changes on cash	(263)	90

Net increase in cash and cash equivalents	4,762	1,217
Cash and cash equivalents at beginning of year	17,500	6,543
Cash and cash equivalents at end of period	$22,262	$7,760

CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590